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                                                                    Exhibit 10.1

     TERMINATION AGREEMENT dated as of November 5, 1997, between Alan P. HABER ("Haber") and INTEGRATED TECHNOLOGY USA, INC., a Delaware corporation (the "Company").

                                    Preamble

     The parties wish to enter into this Agreement in order to confirm certain agreements of the parties relating to Haber's decision to resign all his positions with the Company and its subsidiaries (other than his position as a director of the Company).

     Accordingly, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. (a) Subject to the following sentence, effective immediately (i) Haber hereby resigns all his positions with the Company and with each subsidiary of the Company (including, without limitation, his positions as Chairman and Chief Executive Officer of the Company and as a director of the Company's subsidiaries) and (ii) Haber shall cease to be employed in any capacity as an employee of the Company or any of its subsidiaries. Notwithstanding the foregoing, Haber is not resigning his position as a director of the Company.

          (b) The Company shall take reasonable efforts to remove Haber reasonably promptly as the representative of the Company's subsidiaries with respect to Israeli tax authorities (including, without limitation, the Value Added Tax authorities).

     2. Haber and the Company are parties to an Employment Agreement dated as of July 1, 1996 (the "Employment Agreement"). The Employment Agreement is hereby terminated, provided that the provisions of the first paragraph of Section 9 of the Employment Agreement (the "Surviving Paragraph") shall survive such termination and continue in effect. No other provision of the Employment Agreement shall survive the termination of the Employment Agreement. The Company will cause any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) that assumes the Company's indemnification obligations to the other directors of the Company to assume to the same extent the Company's obligations to Haber under the Surviving Paragraph.

     3. The Company shall make the following payments to Haber (in each case less any withholding required under applicable law):

          a. The Company shall pay to Haber New Israeli Shekels 12,600 (representing accrued and unpaid base salary through the date hereof).

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          b. The Company shall pay to Haber any amounts due under the Employment

     Agreement in respect of accrued unused vacation (up to a maximum of New Israeli Shekels 41,000).

          c. The Company shall pay to Haber US $320,000 (representing severance grant) (the "Severance Payment").

          d. The Company shall make all payments required by Sections 5(a), 5(b) and 5(d) of the Employment Agreement (to the extent not heretofore paid) in respect of the period July 1, 1996 to November 5, 1997 (up to a maximum amount of US $16,000).

          d. The Company shall transfer to Haber the ownership of the Betuach Menahelim policy that the Company has maintained in the name of Haber pursuant to Section 5(a) of the Employment Agreement.

          e. Haber shall be entitled to expense reimbursement in accordance with
     Section 7 of the Employment Agreement with respect to any unreimbursed expenses incurred prior to the date hereof (provided that such request is submitted no later than 60 days after the date of hereof).

          f. The Company shall transfer to Haber (as additional compensation) the car that the Company has made available to Haber pursuant to Section 5(c) of the Employment Agreement.

          g. The Company shall transfer to Haber's name the Keren Hishtalmut maintained by the Company pursuant to Section 5 of the Employment Agreement.

The Company shall make the Severance payment within seven days following the date hereof. The Company shall make the other payments and transfers provided for in this Section 3 (excluding subparagraph e) within 30 days of the date hereof.

     4. Haber hereby agrees with the Company and its subsidiaries that he shall not have any further claims of any kind against the Company or any of its subsidiaries for any "Pitzue Piturin" payments (under Israeli law) as a result of the cessation of his employment or for any payments in respect of unused vacation. Haber hereby waives any right to advance notice relating the cessation of his employment.

     5. (a) Haber agrees that the payments and other benefits provided for in this Agreement represent an agreed upon settlement of any and all amounts and other benefits to which he might be entitled under any provision of any policy, plan or procedure of or contract (including, without limitation, the Employment Agreement) with the Company or any of its subsidiaries or under any applicable law. Haber acknowledges that he has read this Agreement in its entirety, that he understands all of its terms, that he knowingly and voluntarily assents to all of the terms

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and conditions contained herein including, without limitation, the waiver and release set forth below, and that he has been advised by counsel with respect to this Agreement.

          (b) Haber, for himself and for his heirs, executors, administrators and assigns (collectively, the "Employee Parties"), hereby forever waives, releases and discharge the Company and its subsidiaries, and their respective affiliates, successors and assigns and past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy of any of the foregoing (collectively, the "Employer Parties"), from any and all claims, demands, causes of actions, fees and liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which he ever had or now has against any of the Employer Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Agreement, including but not limited to, any claims under any Federal, state, local or foreign law (statutory or decisional), regulation, or ordinance; provided, however, that the foregoing shall not in any manner release or discharge any of Haber's rights under this Agreement or under the Surviving Paragraph of the Employment Agreement or under any stock option heretofore granted to Haber by the Company.

     6. Haber has heretofore been granted certain options under the Company's 1996 Stock Option Plan. Section 3 of the option grant instruments relating to such options contains certain early termination provisions. The parties hereto agree that such grant instruments shall be deemed amended by replacing the existing Section 3 thereof with the following new Section 3 (but shall otherwise be unchanged):

          3. Termination of Option. The Option may not be exercised after the Expiration Date set forth above. The Option is subject to early termination as provided in the Plan and as hereinafter set forth. The Option shall terminate immediately upon Optionee's ceasing to be a director of the Company, subject to the following exceptions: (i) if such ceasing to be a director is by reason of the death or disability of Optionee, the unexercised portion of the Option shall (subject to the Plan) continue to be exercisable for 12 months after such ceasing to be a director (provided, however, that during such 12 months the Option will only be exercisable with respect to the number of shares, if any, as to which the Option could have been exercised immediately prior to the date of such termination pursuant to paragraph 2 above) and (ii) if such ceasing to be a director is for any other reason, the unexercised portion of the Option shall (subject to the Plan) continue to be exercisable for three months after such ceasing to be a director (provided, however, that during such three months the Option will only be exercisable with respect to the number of shares, if any, as to which the Option could have been exercised immediately prior to the date of such termination pursuant to paragraph 2 above). For purposes of this paragraph 3, the term "Company" shall have the meaning given in the Plan.

     7. This Agreement shall be binding upon and inure to the benefit of the heirs, trustees, executors, administrators, successors and assigns of the respective parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument. This Agreement shall be governed by and subject to the laws


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of the State of New York without giving effect to conflict of laws rules. The
Company's subsidiaries shall be a third party beneficiary of this Agreement. The Company's obligations to make payments hereunder are unfunded and claims for payments by Haber or any beneficiary of Haber shall be those of a general, unsecured creditor.

     8. The parties agree that this Agreement contains a complete statement of all the arrangements between Haber, the Company and its subsidiaries with respect to Haber's employment, his resignation and the termination of his employment and supersedes all existing agreements, whether written or oral, between the Company (or any of its subsidiaries) and Haber concerning Haber's employment or such resignation and termination.

     In Witness Whereof, the parties have executed this Agreement as of the date and year first above written.

INTEGRATED TECHNOLOGY USA, INC.



By: Alan P. Haber



_______________________________
Alan P. Haber

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